Exhibit 14.1
CODE OF ETHICS
The Board of Directors (the “Board”) expect all directors of the company, as well as the officers and employees of the company, to act ethically at all times and to acknowledge their adherence to the policies comprising the code of ethics set forth herein. Cuisine Solutions, Inc. (the “Company”) will not make any person loans or extensions of credit to directors or executive officers. No non-employee directors may provide personal services for compensation to the Company, other than in connection with serving as a director of the Company. The Board will not permit any waiver of any ethics policy for any directors or executive officer. If an actual or potential conflict of interest arises for directors, the directors shall promptly inform the Chief Executive Officer (“CEO”) and the presiding directors. If a significant conflict exists and cannot be resolved, the directors should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the CEO and other directors or officers, and the CEO shall resolve any conflict of interest issue involving any other officer of the Company.
I. Introduction
This Code of Ethics (this “Code”) is applicable to the officers of Cuisine Solutions, Inc. (the “Company”). References in this Code to the Company mean “Cuisine Solutions, Inc.” or any of its subsidiaries.
While the Company and its stockholders expect honest and ethical conduct in all aspects of its business from all employees, the Company and its stockholders expect the highest possible standards of honest and ethical conduct from its officers. The officers are setting an example for other employees and are expected to foster a culture of transparency, integrity and honesty. Compliance with this Code and all other applicable codes of business conduct or ethics adopted by the Board of Directors of the Company is mandatory and any violations will be addressed severely.
II. Conflicts of Interest
Conflicts of interest are strictly prohibited as a matter of Company policy. Officers must be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “conflict of interest” exists whenever an individual’s private interests in any way interfere or conflict with, or appear to interfere or conflict with, the interests of the Company or make, or appear to make, it difficult for the individual to perform his or her work for the Company objectively and effectively. Conflicts of interest arise when:
     (a) personal interests interfere, or appear to interfere, in any way, with the interests of the Company (for example, competition with the Company);
     (b) undertakings for an officer’s direct or indirect benefit or the direct or indirect benefit of a third party that is inconsistent with the interests of the Company (for example, causing the Company to engage in business transactions with a company under the control of an officer, whether solely or with friends or relatives); and
     (c) an officer, or a member of an officer’s family, receives improper personal benefits as a result of such officer’s position in the Company (for example, a loan or other benefit from a third party to direct the Company business to a third-party).
There are other situations in which conflicts of interest may arise. Conflicts of interest may not always be clear-cut. Questions regarding conflicts of interest should be directed to the Company’s counsel.
III. Accurate Periodic Reports
Full, fair, accurate, timely and understandable disclosure (as required in the reports and other documents that filed with, or submitted to, the Securities and Exchange Commission (“SEC”) and in our other public communications) is critical for the Company to maintain its good reputation, to comply with its obligations under the securities laws and to meet the expectations of our stockholders and other members of the investment community. Officers are to exercise the highest standard of care in preparing such reports and documents and other public communications, in accordance with the following guidelines:
     (a) all accounting records, and the reports produced from such records, must be in accordance with all applicable laws and regulations;
     (b) all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

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     (c) all accounting records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;
     (d) no accounting records may contain any false or intentionally misleading entries;
     (e) no transactions should be intentionally misclassified as to accounts, departments or accounting periods;
     (f) all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period; and
     (g) no material information should be concealed from the internal auditors or the independent auditors; and compliance with the Company’s system of internal controls is required.
IV. Compliance with Laws
Officers are expected to understand and comply with both the letter and spirit of all applicable laws and governmental rules and regulations.
V. Reporting Violations
Officers are expected to report any violations of this Code promptly to the Chairman of the Board.
VI. Consequences of Non-Compliance with this Code
Violations of this Code will be reported to the Audit Committee and the Board. Failure to comply with this Code or applicable laws, rules or regulations (including without limitation all rules and regulations of the SEC) may result in disciplinary measures, up to and including discharge from the Company, and any appropriate legal action.
VII. Amendment, Modification and Waiver
This Code may be amended or modified by the Board. Waivers of this Code may only be granted by the Board or a committee of the Board with specifically delegated authority. Waivers will be disclosed to stockholders as required by the Securities Exchange Act of 1934.

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